Exhibit 10.01

CEPHEID

2550 Great America Way

Santa Clara, California 95054

EMPLOYMENT AGREEMENT

Dear John:

We are pleased to offer you this Employment Agreement setting forth the terms and conditions of your continued employment as the Chief Executive Officer of Cepheid, effective on July 26, 2016 (the “Effective Date”), on the terms set forth below (this “Employment Agreement”).

This Employment Agreement amends, restates and supersedes in its entirety the letter agreement you entered into with Cepheid on January 24, 2007, as amended on February 21, 2008 (collectively, the “Prior Agreement”). In this Employment Agreement, “Cepheid” means Cepheid, a California corporation, and any successor or assign to substantially all the business and/or assets of Cepheid.

1.	Position. You will remain employed by Cepheid as its Chief Executive Officer until termination pursuant to Section 6. You will continue to be nominated to serve on Cepheid’s Board of Directors for so long as you are Cepheid’s Chief Executive Officer. You will continue to have overall responsibility for the management of Cepheid and report directly to its Board of Directors. During your employment, you will continue to be expected to devote your full working time and attention to the business of Cepheid, and you will not render services to any other business without the prior approval of the Board of Directors (not to be unreasonably withheld) or, directly or indirectly, engage or participate in any business that is competitive in any manner with the business of Cepheid. The foregoing, however, will not preclude you from engaging in reasonable community, school or charitable activities or acting as a director of any company that does not compete with Cepheid with the permission of the Board of Directors (not to be unreasonably withheld). You will be expected to comply with and be bound by Cepheid’s operating policies, procedures and practices that are from time to time in effect during the term of your employment.

2.	Base Salary. Your base annual salary will be $735,000, payable in accordance with Cepheid’s normal payroll practices with such payroll deductions and withholdings as are required by law (your “Base Salary”). The Compensation and Organizational Development Committee of Cepheid’s Board of Directors (the “Compensation Committee”) will review your base annual salary on an annual basis.

3.	Annual Performance Bonus. During the Term (as defined below) you will be eligible to receive an annual cash bonus under Cepheid’s applicable executive bonus plan (the “Incentive Plan”), with a target amount equal to one hundred percent (100%) of your Base Salary, based upon the achievement of performance objectives established by the Board of Directors, or the Compensation Committee, and subject to the terms of the Incentive Plan. You have no minimum annual bonus commitment. The Compensation Committee will review your Target Bonus and the Incentive Plan on an annual basis and may, in its sole discretion, make adjustments to the target or maximum bonus amounts, bonus objectives and other terms. Any bonus determined to be payable under the Incentive Plan will be paid no later than the fifteenth (15th) day of the third (3rd) month following the end of Cepheid’s taxable year in which such bonus is earned.

4.	Equity Compensation. Your existing equity awards shall continue to be governed by the terms of such awards, as modified by this Employment Agreement. The Compensation Committee may, in its sole discretion, award you other equity-based awards in the future.

5.	Other Benefits. You will be entitled to the following additional benefits:

a.	You will continue to be eligible for the normal health insurance, 401(k), employee stock purchase plan and other benefits offered to all Cepheid senior executives.

b.	Cepheid will pay your expenses incurred for weekly travel between Illinois or Florida and the Bay Area. The Compensation Committee may review this travel coverage on an annual basis and may, in its discretion, modify these arrangements.

c.	During the term of your employment, you will be authorized to incur necessary and reasonable travel expenses, including entertainment and other business expenses, in connection with your duties to Cepheid. Cepheid will reimburse you for such expenses upon presentation of an itemized account and appropriate supporting documentation, all in accordance with Cepheid’s generally applicable policies.

6.	Employment and Termination. Your employment with Cepheid will be at-will and may be terminated by you or by Cepheid at any time for any reason as follows:

a.	Your employment will automatically terminate upon the date on which another individual is appointed by Cepheid to serve as Cepheid’s Chief Executive Officer or, such later date as is mutually agreed between you and the Board (such date, the “Retirement Date” and such termination, a “Termination Due to Retirement”), unless your employment is earlier terminated pursuant to Sections 6(b) through 6(f) below;

b.	You may terminate your employment upon written notice to the Board of Directors at any time for “Good Reason,” as defined below (an “Involuntary Termination”);

c.	You may terminate your employment upon written notice to the Board of Directors at any time in your discretion without Good Reason (“Voluntary Termination”);

d.	Cepheid may terminate your employment upon written notice to you at any time following a determination by the Board of Directors that there is “Cause,” as defined below, for such termination (“Termination for Cause”);

e.	Cepheid may terminate your employment upon written notice to you at any time in the sole discretion of the Board of Directors without a determination that there is Cause for such termination (“Termination without Cause”); and

f.	Your employment will automatically terminate upon your death or upon your Disability as determined by the Board of Directors.

g.	Notwithstanding anything to the contrary in this Employment Agreement, (i) any reference herein to a termination of your employment is intended to constitute a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and Section 1.409A-1(h) of the regulations promulgated thereunder, and shall be so construed, and (ii) no payment will be made or become due to you upon termination of your employment unless such termination constitutes a “separation from service” within the meaning of Section 409A of the Code.

7.	Term. The period between the Effective Date and the date your employment terminates under this Employment Agreement is referred to herein as the “Term.” You agree to resign immediately upon request of Cepheid from your directorship upon (i) termination of your employment for any reason or (ii) the date you cease to serve as a Cepheid’s Chief Executive Officer for any reason.

8.	Definitions. As used in this Employment Agreement, the following terms have the following meanings:

a.	“Good Reason” means any of the following taken without your written consent and provided (a) Cepheid receives, within one hundred and eighty (180) days following the date on which you know of the occurrence of any of the events set forth in clauses (i) through (v) below, written notice from you specifying the specific basis for your belief that you are entitled to terminate employment for Good Reason, (b) Cepheid fails to cure the event constituting Good Reason within thirty (30) days after receipt of such written notice thereof (if such event is curable), and (c) you terminate employment within thirty (30) days following expiration of such cure period: (i) a significant diminution in the nature or scope of your authority, title, function or duties; (ii) a ten percent (10%) reduction in your Base Salary or a 25% reduction in your Target Bonus opportunity (in either case, unless either such reduction is part of an officer-wide program to reduce expenses); (iii) any material breach of the terms of this Employment Agreement by Cepheid; (vi) Cepheid requiring you to be based at any office or location more than fifty (50) miles from Cepheid’s current headquarters in Sunnyvale, California; or (v) a failure of any successor or assignee to Cepheid to assume this Employment Agreement.

b.	“Cause” means a good faith determination by the Board of Directors, in its sole discretion, that any of the following has occurred: (a) your failure to perform any reasonable and lawful duty of your position or failure to follow the lawful written directions of the Board of Directors after being given written notice of such failure by the Board of Directors and fifteen (15) days in which to cure your performance, provided that such notice will be required only with respect to the first failure; (b) commission of an act that constitutes misconduct and is injurious to Cepheid or any subsidiary; (c) conviction of, or pleading “guilty” or “no contest” to, a felony under the laws of the United States or any state thereof; (d) committing an act of fraud against, or the misappropriation of property belonging to, Cepheid or any subsidiary; (e) commission of an act of dishonesty in connection with your responsibilities as an employee and affecting the business or affairs of Cepheid; (f) breach of any confidentiality, proprietary information or other agreement between you and Cepheid or any subsidiary; or (g) failure or refusal to carry out the reasonable directives of Cepheid, if such failure continues for fifteen (15) days or more after Cepheid has given written notice describing such failure, provided that such notice shall be required only with respect to the first failure.

c.	“Change of Control” means (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than a trustee or other fiduciary holding securities of Cepheid under an employee benefit plan of Cepheid, becomes the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of Cepheid representing 50% or more of (A) the outstanding shares of common stock of Cepheid or (B) the combined voting power of Cepheid’s then outstanding securities; (ii) Cepheid is party to a merger or consolidation which results in the voting securities of Cepheid outstanding immediately prior thereto failing to continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving or another entity) at least 50% percent of the combined voting power of the voting securities of Cepheid or such surviving or other entity outstanding immediately after such merger or consolidation; (iii) the sale or disposition of all or substantially all of Cepheid’s assets (or consummation of any transaction having similar effect); (iv) the dissolution or liquidation of Cepheid; or (v) individuals who, as of the Effective Date, constitute the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of such Board of Directors; provided that any individual who becomes a director of Cepheid subsequent to the Effective Date, whose election, or nomination for election by Cepheid shareholders, was approved by the vote of at least a majority of the directors then in office shall be deemed a member of the Incumbent Board.

d.	“Termination Upon Change of Control” means (i) any Termination Due to Retirement within twelve months following a Change of Control, provided that you are Cepheid’s Chief Executive Officer on or immediately prior to the date of such Change of Control; (ii) any Termination without Cause within twelve months following a Change of Control; or (iii) any Involuntary Termination where (A) any condition constituting Good Reason occurs within twelve months following the Change of Control, and (B) such Involuntary Termination occurs within the time periods specified in the definition of Good Reason.

e.	“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

f.	“Disability” shall have that meaning set forth in Section 22(e)(3) of the Code.

9.	Separation Benefits. Upon termination of your employment with Cepheid for any reason, you will receive payment of (i) any earned but unpaid Base Salary, any earned but unpaid bonus, and any earned but unused vacation or PTO to the extent required by law, (ii) other unpaid and then vested amounts, including any amount payable to you under the specific terms of any agreements, plans or awards in which you participate (and subject to the terms of the foregoing), unless otherwise specifically provided in this Employment Agreement, and (iii) reimbursement for all reasonable and necessary expenses incurred by you in connection with your performance of services on behalf of Cepheid in accordance with applicable Cepheid policies and guidelines, in each case as of the effective date of such termination of employment (the “Accrued Compensation”). Additionally, your benefits will be continued under Cepheid’s then existing benefit plans and policies for so long as provided under the terms of such plans and policies and as required by applicable law. Under certain circumstances, you will also be entitled to receive severance benefits as set forth below provided you timely sign a valid and binding Confidential Separation Agreement and General Release of All Claims in the form attached hereto as Exhibit A (the “Release”). No severance benefit shall be paid until six (6) months and one day following the date of termination of your employment except as may be permitted under Section 409A of the Code. Any severance benefits you may be entitled to under this Section 9 will be subject to applicable deductions and withholdings. You agree that, except as set forth below, you will not be entitled to any other compensation, award or damages with respect to your employment or termination.

a.	Termination for Cause, Death or Disability, or Voluntary Termination. In the event you are subject to a Termination for Cause, in the event of your death or Disability, or in the event of your Voluntary Termination during the Term, you will be paid only the Accrued Compensation as of the effective date of such termination of employment.

b.	Termination Without Cause, Termination Due to Retirement or Involuntary Termination, in Each Case That is Not a Termination Upon Change of Control. In the event of your Termination without Cause or Involuntary Termination during the Term or your Termination Due to Retirement, in each case that is not a Termination Upon Change of Control, provided that (except with respect to the Accrued Compensation) you deliver to Cepheid a signed Release and satisfy all conditions to make the Release effective within thirty (30) days following your termination of employment, you shall be entitled to (i) your Accrued Compensation; (ii) your prorated Target Bonus for the year of termination based on the number of months in such year worked prior to the date of termination (without regard to satisfaction of any target performance objectives) with such sum payable on the first business day after the thirtieth (30th) day following your termination of employment; (iii) a lump sum payment equal to the sum of (A) twelve (12) months of your then-current Base Salary and (B) your Target Bonus (without regard to satisfaction of any target performance objectives), with such sum payable on the first business day after the thirtieth (30th) day following your termination of employment; (iv) one hundred percent (100%) vesting, on the date of your termination of employment, of all then-unvested outstanding stock options, restricted stock units, shares of restricted stock and other equity-based awards issued to you by Cepheid (with any vested options to remain exercisable until the earlier of (x) the end of the twelve (12)-month period following your termination of employment, (y) the applicable expiration date(s) of such options, or (z) the date such vested options are cancelled in connection with a merger, consolidation or other corporate transaction in accordance with the terms of the applicable equity incentive plan(s) and award agreement(s) under which such options were granted), provided that any performance-based awards shall vest only in accordance with the terms set forth in the applicable performance-based award agreement; and (v) provided you timely elect to continue health coverage under COBRA, reimbursement for any monthly COBRA premium payments you make in the first twelve (12) months following your termination of employment (the “COBRA Continuation Period”), provided that the COBRA Continuation Period shall be twenty four (24) months in the case of a Termination Due to Retirement and provided, further that if Cepheid determines in its sole discretion that it cannot provide the COBRA benefits described herein without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), Cepheid shall in lieu thereof provide you with a taxable lump sum payment in an amount equal to the then unreimbursed monthly COBRA premiums for the COBRA Continuation Period, which lump sum payment will be made on the first business day after the thirtieth (30th) day following your termination of employment.

c.	Termination Upon Change of Control. In the event of your Termination Upon Change of Control during the Term provided that (except with respect to the Accrued Compensation) you deliver to Cepheid the signed Release and satisfy all conditions to make the Release effective within thirty (30) days following your termination of employment, you shall (in lieu of any benefits pursuant to Section 9(b)) be entitled to (i) your Accrued Compensation; (ii) a lump sum payment equal to the sum of (A) twenty-four (24) months of your then current Base Salary and (B) two times your Target Bonus (paid at the 100% achievement level without regard to satisfaction of any target performance objectives) for the year in which the termination occurs, with such sum payable on the first business day after the thirtieth (30th) day following your termination of employment; (iii) full vesting, on the date of your termination of employment, of one hundred percent (100%) of all then-unvested outstanding stock options, restricted stock units, shares of restricted stock and other equity-based awards issued to you by Cepheid (with any vested options to remain exercisable until the earlier of (x) the end of the twelve (12)-month period following your termination of employment, (y) the applicable expiration date(s) of such options, or (z) the date such vested options are cancelled in connection with a merger, consolidation or other corporate transaction in accordance with the terms of the applicable equity incentive plan(s) and award agreement(s) under which such options were granted), provided that any performance-based awards shall vest only in accordance with the terms set forth in the applicable performance-based award agreement; and (iv) provided you timely elect to continue health coverage under COBRA, reimbursement for any monthly COBRA premium payments you make in the twenty-four (24)-month period following your termination of employment, provided that, if Cepheid determines in its sole discretion that it cannot provide the COBRA benefits described herein without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), Cepheid shall in lieu thereof provide you with a taxable lump sum payment in an amount equal to the then unreimbursed monthly COBRA premiums, which lump sum payment will be made on the first business day after the thirtieth (30th) day following your termination of employment.

d.	Parachute Payments. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to you (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and (ii) but for this subparagraph, would be subject to the excise tax imposed by Section 4999 of the Code, then your severance benefits will be either: (a) delivered in full, or (b) delivered as to such lesser extent which would result in no portion of such benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by you on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. Unless you and Cepheid otherwise agree in writing, any determination required under this subparagraph will be made in writing by Cepheid’s public accountants immediately prior to any change of control or such other person or entity to which the parties mutually agree (the “Accountants”), whose determination will be conclusive and binding upon you and Cepheid for all purposes. For purposes of making the calculations required by this subparagraph, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable good faith interpretations concerning the application of Sections 280G and 4999 of the Code. You and Cepheid will furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this subparagraph. Cepheid will bear all costs the Accountants may incur in connection with any calculations contemplated by this subparagraph.

e.	Mitigation. No payments due you hereunder shall be subject to mitigation or offset.

10.	Indemnification Agreement. The standard form of indemnification agreement for officers and directors, which you entered into with Cepheid to indemnify you against certain liabilities you may incur as an officer or director of Cepheid shall remain in effect.

11.	Proprietary Information and Inventions Agreement. The standard form of Cepheid’s Proprietary Information and Inventions Agreement you entered into when you commenced employment with Cepheid shall remain in effect.

12.	Nonsolicitation. If Cepheid performs its obligations to deliver the severance compensation set forth in Section 9 of this Employment Agreement, then for a period of one year after the termination of your employment, you will not solicit any Cepheid employee to discontinue that person’s employment relationship with Cepheid.

13.	Arbitration. Any controversy or claim arising out of or relating this Employment Agreement, its enforcement, arbitrability, or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of its provisions, shall be submitted to arbitration in Santa Clara County, California, or such other location as is mutually agreed between you and the Company, before three arbitrators, in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association (“AAA”) as modified by the terms and conditions of this Section; provided, however, that provisional injunctive relief may, but need not, be sought in a court of law while arbitration proceedings are pending, and any provisional injunctive relief granted by such court shall remain effective until the matter is finally determined by the arbitrators. The arbitrators shall be selected by mutual agreement of the parties or, if the parties cannot agree, by striking from a list of arbitrators supplied by AAA. The arbitrators shall issue a written opinion revealing, however briefly, the essential findings and conclusions upon which the award is based. Final resolution of any dispute through arbitration may include any remedy or relief which the arbitrator deems just and equitable. Any award or relief granted by the arbitrators hereunder shall be final and binding on the parties hereto and may be enforced by any court of competent jurisdiction. The parties acknowledge that they are hereby waiving any rights to trial by jury in any action, proceeding or counterclaim brought by either of the parties against the other in connection with any matter whatsoever arising out of or in any way connected with this Employment Agreement.

14.	Section 409A.

a.	To the extent (i) any payments to which you become entitled under this Employment Agreement, or any agreement or plan referenced herein, in connection with your termination of employment with Cepheid constitute deferred compensation subject to Section 409A of the Code and (ii) you are deemed at the time of such termination of employment to be a “specified” employee under Section 409A of the Code, then, notwithstanding anything herein to the contrary, such payment or payments shall not be made or commence until the earlier of (A) the expiration of the six (6)-month period measured from the date of your “separation from service” (as such term is at the time defined in regulations under Section 409A of the Code) with Cepheid; or (B) the date of your death following such separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to you, including (without limitation) the additional twenty (20%) percent tax for which you would otherwise be liable under Section 409A(a)(1)(B) of the Code in the absence of such deferral. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this paragraph shall be paid to you or your beneficiary in one lump sum (without interest).

b.	Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this Employment Agreement (or otherwise referenced herein) is determined to be subject to (and not exempt from) Section 409A of the Code, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement or in kind benefits to be provided in any other calendar year, in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which you incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

c.	To the extent that any provision of this Employment Agreement is ambiguous as to its exemption or compliance with Section 409A, the provision will be read in such a manner so that all payments hereunder are exempt from Section 409A to the maximum permissible extent, and for any payments where such construction is not tenable, that those payments comply with Section 409A to the maximum permissible extent. To the extent any payment under this Employment Agreement may be classified as a “short-term deferral” within the meaning of Section 409A, such payment shall be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A.

d.	Payments pursuant to this Employment Agreement (or referenced in this Employment Agreement) are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the regulations under Section 409A.

15.	Clawback or Recoupment. All incentive-based compensation payable hereunder, including amounts payable under the Incentive Plan and performance-based equity awards, shall be subject to clawback or recoupment pursuant to any compensation clawback or recoupment policy adopted by the Board of Directors or required by law during or after the term of your employment or other service to Cepheid. You agree to promptly pay to Cepheid any such amounts required to be paid pursuant to such policy or applicable law.

16.	Miscellaneous.

a.	At-will Employment. California is an “at-will” employment state, and Cepheid is an at-will employer. This means that either you or Cepheid has the right to terminate the employment relationship at any time with or without cause.

b.	Absence of Conflicts. You represent that upon the Effective Date your performance of your duties under this Employment Agreement will not breach any other agreement as to which you are a party.

c.	Attorneys Fees. If a legal action or other proceeding is brought for enforcement of this Employment Agreement because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Employment Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys’ fees and costs incurred, both before and after judgment, in addition to any other relief to which they may be entitled.

d.	Successors. This Employment Agreement is binding on and may be enforced by Cepheid and its successors and assigns and is binding on and may be enforced by you and your heirs and legal representatives. Cepheid will require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Cepheid, expressly, absolutely and unconditionally to assume and agree to perform this Employment Agreement in the same manner and to the same extent that Cepheid would be required to perform it if no such succession or assignment had taken place.

e.	Notices. Notices under this Employment Agreement must be in writing and will be deemed to have been given when personally delivered or delivered by national overnight courier service or two days after mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. Mailed notices to you will be addressed to you at the home address which you have most recently communicated to Cepheid in writing. Notices to Cepheid will be addressed to its General Counsel at Cepheid’s corporate headquarters.

f.	Waiver. No provision of this Employment Agreement will be modified or waived except in writing signed by you and an officer of Cepheid duly authorized by its Board of Directors. No waiver by either party of any breach of this Employment Agreement by the other party will be considered a waiver of any other breach of this Employment Agreement.

g.	Entire Agreement. This Employment Agreement represents the entire agreement between us concerning the subject matter of your employment by Cepheid and supersedes in full the terms of the Prior Agreement, except as provided herein.

h.	Governing Law. This Employment Agreement will be governed by the laws of the State of California without reference to conflict of laws provisions.

John, we are very pleased to extend this Employment Agreement to you. Please indicate your acceptance of the terms of this Employment Agreement by signing in the place indicated below.

Very truly yours,

Hollings C. Renton
Chairman, Compensation and Organizational Development Committee
Cepheid Board of Directors

For Cepheid:

/s/ Daniel Madden	Date:	7/27/16
Daniel Madden Executive Vice President and Chief Financial Officer
Cepheid

1 accept the terms of this Employment Agreement:

/s/ John L. Bishop	Date:	7/27/16
John L. Bishop

EXHIBIT A

CONFIDENTIAL SEPARATION AGREEMENT AND

GENERAL RELEASE OF ALL CLAIMS

In consideration of the termination benefits described herein (the “Benefits”) provided and to be provided to me by Cepheid, or any successor thereof (“Cepheid”) pursuant to my Employment Agreement with Cepheid dated as of July 26, 2016 (the “Agreement”) and in connection with the termination of my employment, I agree to the following general release (the “Release”). The Release shall in no way abridge my rights to full and complete payment of the Benefits and the Release shall be void absent full payment of the Benefits.

1. On behalf of myself, my heirs, executors, administrators, successors, and assigns, I hereby fully and forever generally release and discharge Cepheid, its current, former and future parents, subsidiaries, affiliated companies, related entities, employee benefit plans, and their fiduciaries, predecessors, successors, officers, directors, shareholders, agents, employees and assigns (collectively, the “Company”) from any and all claims, causes of action, and liabilities up through the date of my execution of the Release. The claims subject to this release include, but are not limited to, those relating to my employment with Company and/or any predecessor to Company and the termination of such employment. All such claims (including related attorneys’ fees and costs) are barred without regard to whether those claims are based on any alleged breach of a duty arising in statute, contract, or tort. This expressly includes waiver and release of any rights and claims arising under any and all laws, rules, regulations, and ordinances, including, but not limited to: Title VII of the Civil Rights Act of 1964; the Older Workers Benefit Protection Act; the Americans With Disabilities Act; the Age Discrimination in Employment Act; the Fair Labor Standards Act; the National Labor Relations Act; the Family and Medical Leave Act; the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); the Workers Adjustment and Retraining Notification Act; the California Fair Employment and Housing Act (if applicable); the provisions of the California Labor Code (if applicable); the Equal Pay Act of 1963; and any similar law of any other state or governmental entity. The parties agree to apply California law in interpreting the Release. Accordingly, I further waive any rights under Section 1542 of the Civil Code of the State of California or any similar state statute. Section 1542 states: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which, if known to him or her, must have materially affected his or her settlement with the debtor.”

2. In understanding the terms of the Release and my rights, I have been advised to consult with an attorney of my choice prior to executing the Release. I understand that nothing in the Release shall prohibit me from exercising legal rights that are, as a matter of law, not subject to waiver such as: (a) my rights under applicable workers’ compensation laws; (b) my right, if any, to seek unemployment benefits; (c) my right to indemnity under California Labor Code Section 2802, Section 317 of the California Corporations Code or other applicable state-law right to indemnity (in each case, such statutory rights shall be subject to the terms and conditions of the Company’s by-laws and other indemnification provisions); and (d) my right to file a charge or complaint with a government agency such as but not limited to the Equal Employment Opportunity Commission, the National Labor Relations Board, the Department of Labor, the California Department of Fair Employment and Housing, or other applicable state agency. Moreover, I will continue to be indemnified for my actions taken while employed by the Company to the same extent as other then-current or former directors and officers of the Company under the Company’s Certificate of Incorporation and by-laws and the Director and Officer Indemnification Agreement between me and the Company, if any, or any contractual arrangements between me and the Company providing for rights to indemnification and I will continue to be covered by the Company’s directors and officers liability insurance policy as in effect from time to time to the same extent as other then-current or former directors and officers of the Company, each subject to the requirements of the laws of the State of Delaware. To the fullest extent permitted by law, any dispute regarding the scope of this general release shall be resolved through binding arbitration as set forth below, and the arbitration provision set forth in my Agreement.

3. I understand and agree that Company will not provide me with the Benefits unless I execute the Release. I also understand that I have received or will receive, regardless of the execution of the Release, all wages owed to me together with any accrued but unused vacation pay, less applicable withholdings and deductions, earned through my termination date.

4. As part of my existing and continuing obligations to Company, I have returned to Company all Company documents (and all copies thereof) and other Company property that I have had in my possession at any time, including but not limited to Company files, notes, drawings, records, business plans and forecasts, financial information, specification, computer-recorded information, tangible property (including, but not limited to, computers, laptops, pagers, etc.), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of Company (and all reproductions thereof). I understand that, even if I did not sign the Release, I am still bound by any and all confidential/proprietary/trade secret information, non-disclosure and inventions assignment agreement(s) signed by me in connection with my employment with Company, or with a predecessor or successor of Company pursuant to the terms of such agreement(s).

5. I represent and warrant that I am the sole owner of all claims relating to my employment with Company and/or with any predecessor of Company, and that I have not assigned or transferred any claims relating to my employment to any other person or entity.

6. I agree to keep the Benefits and the provisions of the Release confidential and not to reveal its contents to anyone except my lawyer, my spouse or other immediate family member, and/or my financial consultant, or as required by legal process or applicable law.

7. I understand and agree that the Release shall not be construed at any time as an admission of liability or wrongdoing by either Company or myself.

8. I agree that for a period of one year following my termination of employment, I will not make any negative or disparaging statements or comments, either as fact or as opinion, about Company, its employees, officers, directors, shareholders, vendors, products or services, business, technologies, market position or performance. For a period of one year following my termination of employment, Company (including its subsidiaries and affiliates) will not make, and agrees to use its reasonable best efforts to cause the officers, directors and spokespersons of the Company to refrain from making, any negative or disparaging statements or comments, either as fact or as opinion, about me (or authorizing any statements or comments to be reported as being attributed to the Company). Nothing in this paragraph shall prohibit me or Company from providing truthful information in response to a subpoena or other legal process.

9. Any controversy or claim arising out of or relating this Release, its enforcement, arbitrability, or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of its provisions, shall be submitted to arbitration in Santa Clara County, California, or such other location as is mutually agreed between me and the Company, before three arbitrators, in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association (“AAA”) as modified by the terms and conditions of this Section; provided, however, that provisional injunctive relief may, but need not, be sought in a court of law while arbitration proceedings are pending, and any provisional injunctive relief granted by such court shall remain effective until the matter is finally determined by the arbitrators. The arbitrators shall be selected by mutual agreement of the parties or, if the parties cannot agree, by striking from a list of arbitrators supplied by AAA. The arbitrators shall issue a written opinion revealing, however briefly, the essential findings and conclusions upon which the award is based. Final resolution of any dispute through arbitration may include any remedy or relief which the arbitrator deems just and equitable. Any award or relief granted by the arbitrators hereunder shall be final and binding on the parties hereto and may be enforced by any court of competent jurisdiction. The parties acknowledge that they are hereby waiving any rights to trial by jury in any action, proceeding or counterclaim brought by either of the parties against the other in connection with any matter whatsoever arising out of or in any way connected with this Release.

10. I agree that I have had at least twenty-one (21) calendar days in which to consider whether to execute the Release, no one hurried me into executing the Release during that period, and no one coerced me into executing the Release. I understand that the offer of the Benefits and the Release shall expire on the twenty-second (22nd) calendar day after my employment termination date if I have not accepted it by that time. I further understand that Company’s obligations under the Release shall not become effective or enforceable until the eighth (8th) calendar day after the date I sign the Release provided that I have timely delivered it to Company (the “Effective Date”) and that in the seven (7) day period following the date I deliver a signed copy of the Release to Company I understand that I may revoke my acceptance of the Release. I understand that the Benefits will become available to me at such time after the Effective Date.

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11. In executing the Release, I acknowledge that I have not relied upon any statement made by Company, or any of its representatives or employees, with regard to the Release unless the representation is specifically included herein. Furthermore, the Release contains our entire understanding regarding eligibility for Benefits and supersedes any or all prior representation and agreement regarding the subject matter of the Release. However, the Release does not modify, amend or supersede written Company agreements that are consistent with enforceable provisions of this Release such as my Agreement, proprietary information and invention assignment agreement, and any stock, stock option and/or stock purchase agreements between Company and me. Once effective and enforceable, this agreement can only be changed by another written agreement signed by me and an authorized representative of Company.

12. Should any provision of the Release be determined by an arbitrator, court of competent jurisdiction, or government agency to be wholly or partially invalid or unenforceable, the legality, validity and enforceability of the remaining parts, terms, or provisions are intended to remain in full force and effect. Specifically, should a court, arbitrator, or agency conclude that a particular claim may not be released as a matter of law, it is the intention of the parties that the general release and the waiver of unknown claims above shall otherwise remain effective to release any and all other claims. I acknowledge that I have obtained sufficient information to intelligently exercise my own judgment regarding the terms of the Release before executing the Release.

13. The Benefits provided and to be provided to me by the Company consist of the benefits and payments in accordance with Section 9 of the Agreement.

14. This Release will be construed in accordance with, and governed by the laws of the State of California.

[SIGNATURE PAGE TO GENERAL RELEASE AGREEMENT FOLLOWS]

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EMPLOYEE’S ACCEPTANCE OF RELEASE

BEFORE SIGNING MY NAME TO THE RELEASE, I STATE THE FOLLOWING: I HAVE READ THE RELEASE, I UNDERSTAND IT AND I KNOW THAT I AM GIVING UP IMPORTANT RIGHTS. I HAVE OBTAINED SUFFICIENT INFORMATION TO INTELLIGENTLY EXERCISE MY OWN JUDGMENT. I HAVE BEEN ADVISED THAT I SHOULD CONSULT WITH AN ATTORNEY BEFORE SIGNING IT, AND I HAVE SIGNED THE RELEASE KNOWINGLY AND VOLUNTARILY.

EFFECTIVE UPON EXECUTION BY EMPLOYEE AND THE COMPANY.

Date delivered to employee , .

Executed this day of , .

John L. Bishop

Agreed and Accepted:

CEPHEID

By:
Date:

[SIGNATURE PAGE TO GENERAL RELEASE AGREEMENT]